Exhibit 10.1

SETTLEMENT AGREEMENT
AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (“Agreement”) is dated as of October 5, 2007 and is hereby entered into between NANA YALLEY (“Yalley”), and WINSONIC DIGITAL MEDIA GROUP, LTD (“Winsonic” or the “Company”).

RECITALS

WHEREAS, certain claims and disputes between the parties have arisen as a result of certain acts and occurrences which are the subject of a civil action (“Civil Action”) styled, Nana Yalley v. Winsonic Digital Media Group, Ltd; Case No. A529885, currently pending before the Eighth Judicial District Court in the State of Nevada, Department 13; and

WHEREAS, the parties, without conceding or admitting liability, conclude that it serves their respective interests to avoid the expenditure of additional time, effort and resources in litigating their disputes and in continuing the Civil Action, and that they now wish to fully, finally and forever settle and compromise their claims and disputes against each other, including but not limited to any and all claims to attorneys fees, costs and other expenses, and to release, discharge and terminate all claims, demands, controversies, suits, causes of action, damages, rights, liabilities and obligations which the parties may have against each other, including but not limited to, the claims and counterclaims set forth in the Civil Action, which either have been asserted or which could have been asserted.

NOW, THEREFORE, in consideration of the following terms, covenants and conditions set forth herein, the parties hereby agree as follows:

SETTLEMENT TERMS

1.  Simultaneously with the execution of this Agreement, Winsonic shall issue to Yalley one million, eight hundred sixty four thousand, two hundred and eighty-six (1,864,286) restricted shares of common stock of the Company.

a.	These shares are being issued with a Restrictive Legend expiration date of December 9, 2007.

b.	The issuance of these shares has been approved by the Board of Directors of Winsonic, as evidenced by the Written Consent of the Board of Directors attached hereto as Exhibit “A”.

c.
Simultaneously with the execution of this Agreement, Winsonic and its counsel shall execute, and will cause to be delivered to Pacific Stock Transfer Company (“Pacific”) within three (3) business days following the execution of this Agreement the Opinion Letter attached hereto as Exhibit “B.”

Simultaneously with the execution of this Agreement, Winsonic shall issue to Yalley one hundred thousand (100,000) restricted shares of common stock of the Company.

a.	These shares are being issued with a Restrictive Legend expiration date of October 5, 2009.

b.	The issuance of these shares has been approved by the Board of Directors of Winsonic, as evidenced by the Written Consent of the Board of Directors attached hereto as Exhibit “A”.

c.
Simultaneously with the execution of this Agreement, Winsonic and its counsel shall execute, and will cause to be delivered to Pacific Stock Transfer Company (“Pacific”) within three (3) business days following the execution of this Agreement the Opinion Letter attached hereto as Exhibit “C”.

3.           Simultaneously with the execution of this Agreement, Winsonic shall issue to Yalley an Option to purchase five hundred thousand (500,000) shares of restricted common stock of the Company at the price of one dollar ($1.00) per share.  The purchase Option shall vest immediately and Yalley shall have the right to exercise the purchase option up to December 9, 2010.

a.	The issuance of this purchase Option has been approved by the Board of Directors of Winsonic, as evidenced by the Written Consent of the Board of Directors attached hereto as Exhibit “A”.

4.           Simultaneously with the execution of this Agreement, Yalley, Winsonic, and Pacific shall execute the Stipulation and Order for Dismissal attached hereto as Exhibit “D”.  Upon the issuance of the shares detailed in Paragraphs 1 and 2 herein and confirmation from Pacific that it has received the letters detailed in Paragraphs 1(c) and 2(c) herein, Yalley shall file the executed Stipulation and Order for Dismissal.

5.           The parties shall bear their own costs, attorneys' fees and expenses incurred in and as a result of the Civil Action.

6.           Yalley and Winsonic hereby release and forever discharge each other from any and all claims for relief, losses, causes of action, costs, interest, expenses, attorneys fees, liabilities, duties and obligations of any kind or nature whatsoever, at law or in equity, whether known or unknown, fixed or contingent, arising out of their dispute or any other cause whatsoever occurring prior to the date of the execution of this Agreement.

7.           Yalley and Winsonic acknowledge that this Agreement is a compromise settlement between them, and is not an admission of liability as to any claim, and that this Agreement is a means of avoiding further litigation.

8.           Nothing in this Agreement expresses or implies an intention on the part of Yalley or Winsonic to confer upon any person, any rights or remedies by reason of any term, provision, condition, undertaking, warranty, representation or agreement contained herein.

9.           In the event it is necessary for either Yalley or Winsonic to institute an action to interpret or enforce this Agreement, or to preclude the purported violation of this Agreement, the prevailing party in such action shall be entitled to reimbursement of reasonable costs, expenses and attorneys fees.

10.           This Agreement is made pursuant to and shall be governed by the laws of the State of Nevada.

11.           This Agreement contains the entire understanding between Yalley and Winsonic in connection with the subject matter discussed herein.  It is expressly acknowledged and recognized by the parties that there are no other oral or written agreements between the parties, and that this Agreement may be modified, cancelled, supplemented or discharged only in a subsequent writing signed by the parties.

12.           This Agreement is a result of negotiations, and, as such, shall be deemed to have been jointly prepared by the parties.

13.           The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

14.           Yalley and Winsonic each warrant and acknowledge that they have been fully advised by legal counsel concerning the Agreement and they are relying fully upon their own judgment and advice of such counsel.

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15.           This Agreement may be executed in counterparts and delivered by facsimile with the same force and effect as if all signatures were set forth in a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

By:     /s/ Nana Yalley
NANA YALLEY

AS REVIEWED BY:

GORDON & SILVER, LTD.

By:/s/ Joel Schwarz
ERIC R. OLSEN
Nevada Bar No. 3127
JOEL Z. SCHWARZ
Nevada Bar No. 9181
3960 Howard Hughes Parkway, 9th Floor
Las Vegas, NV  89109
Attorneys for Plaintiff
NANA YALLEY

WINSONIC DIGITAL MEDIA GROUP, LTD. By: /s/ Winston Johnson AS REVIEWED BY: PAUL HASTINGS, LLP By: / s/ William K. Whitner WILLIAM K. WHITNER